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                                                                    EXHIBIT 12.1

             Statement re: Computation of Earnings to Fixed Charges
                                 (in thousands)

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
                                                          Fiscal Year Ended                                    Three Months Ended
                                  ---------------------------------------------------------------------      ----------------------
                                               (52 Weeks)                     (53 Weeks)     (52 Weeks)            (13 Weeks)
                                  ---------------------------------------     ----------     ----------      ----------------------
                                  Sept. 27,      Sept. 26,      Sept. 25,      Sept. 30,      Sept. 29,      Dec. 30,     Dec, 29,
                                    1997           1998            1999           2000           2001          2000         2001
                                  ---------      ---------      ---------     ----------     ----------     ----------   ----------
EARNINGS
Net Income                        $ 20,463       $  4,163       $ 18,750       $ 21,091       $ 17,850       $  4,458     $  4,566
Interest (including capitalized)    33,284         41,837         40,466         43,340         44,839         11,066       11,330
Income tax                          12,600          2,300         11,400         13,100         10,350          2,640        2,650
Loan cost amortization expense         129            194            176            184            422             67          134
Amortization of capitalized
  interest                             523            615            676            746            847            204          226
Less interest capitalized           (1,978)        (1,720)          (681)        (2,114)        (1,936)          (365)         (72)
50% real estate rent                 5,747          7,383          7,406          7,591          8,275          1,979        2,192
20% equipment rent                      --             --          2,574          3,237          4,339            966        1,141
                                  --------       --------       --------       --------       --------       --------     --------

Earnings                          $ 70,768       $ 54,772       $ 80,767       $ 87,175       $ 84,986       $ 21,015     $ 22,167
                                  --------       --------       --------       --------       --------       --------     --------

FIXED CHARGES
Interest                          $ 31,306       $ 40,117       $ 39,785       $ 41,226       $ 42,903       $ 10,701     $ 11,258
Capitalized interest                 1,978          1,720            681          2,114          1,936            365           72
Loan cost amortization expense         129            194            176            184            422             67          134
50% real estate rent                 5,747          7,383          7,406          7,591          8,275          1,979        2,192
20% equipment rent                      --             --          2,574          3,237          4,339            966        1,141
                                  --------       --------       --------       --------       --------       --------     --------

Fixed Charges                     $ 39,160       $ 49,414       $ 50,622       $ 54,352       $ 57,875       $ 14,078     $ 14,797
                                  --------       --------       --------       --------       --------       --------     --------

Ratio of Earnings to Fixed
  Charges                             1.81           1.11           1.60           1.60           1.47           1.49         1.50
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